Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HASHICORP, INC.

The undersigned, Paul Warenski, hereby certifies that:

1.	The undersigned is the duly elected and acting Secretary of HashiCorp, Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 23, 2013.

3.

The Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

4.	The Amended and Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

“The name of this corporation is HashiCorp, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent, Zip Code 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 286,127,984 shares, each with a par value of $0.000015 per share. 192,000,000 shares shall be Common Stock, and 94,127,984 shares shall be Preferred Stock.

(B) Powers, Preferences, Special Rights and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) shall be divided into series as provided herein. 8,418,228 shares of Preferred Stock shall be designated “Series Seed Preferred Stock,” 23,575,316 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 34,434,922 shares of Preferred Stock shall be designated “Series B Preferred Stock,” 12,625,844 shares of Preferred Stock shall be designated “Series C Preferred Stock,” 9,022,542 shares of Preferred Stock shall be designated “Series D Preferred Stock,” and 6,051,132 shares of Preferred Stock shall be designated “Series E Preferred Stock.” The powers, preferences, special rights and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

(C) Forward Stock Split. At the initial date and time of the effectiveness of this Restated Certificate (the “Effective Date”) and without any further action on the part of the Corporation or any stockholder, each one (1) share of Common Stock of the Corporation that is issued and outstanding on the Effective Date shall, without further action, be split and converted into two (2) shares of Common Stock of the Corporation and each one (1) share of Preferred Stock shall, without further action, be split and converted into two (2) shares of Preferred Stock (the “Forward Stock Split”). The Forward Stock Split shall be effected on a certificate-by-certificate basis. All share and per share amounts set forth in this Restated Certificate have been revised to reflect the Forward Stock Split, and, accordingly, no further adjustment pursuant to this Restated Certificate shall be made as a result of the Forward Stock Split.

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.00532334 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series Seed Preferred Stock) per annum on each outstanding share of Series Seed Preferred Stock, then held by them, (b) $0.03461234 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series A Preferred Stock) per annum on each outstanding share of Series A Preferred Stock, then held by them, (c) $0.05575734 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series B Preferred Stock) per annum on each outstanding share of Series B Preferred Stock, then held by them, (d) $0.253448 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series C Preferred Stock) per annum on each outstanding share of Series C Preferred Stock, then held by them, (e) $0.886668 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series D Preferred Stock) per annum on each outstanding share of Series D Preferred Stock, then held by them, and (f) $2.3136 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series E Preferred Stock) per annum on each outstanding share of Series E Preferred Stock, then held by them; payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), calculated on the record date for determination of holders entitled to such dividend. Such dividends shall not be cumulative. After payment of the dividends set forth above, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock), calculated on the record date for determination of holders entitled to such dividend.

2. Liquidation.

(a) Preference. In the event of any Liquidation Transaction, the holders of Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, out of the funds and assets of the Corporation legally available for distribution to the Corporation’s stockholders, an amount equal to (a) $0.066534 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series Seed Preferred Stock, the “Series Seed Price”) for each outstanding share of Series Seed Preferred Stock then held by them, (b) $0.432667 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series A Preferred Stock, the “Series A Price”) for each outstanding share of Series A Preferred Stock, then held by them, (c) $0.696967 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series B Preferred Stock, the “Series B Price”) for each outstanding share of Series B Preferred Stock, then held by them, (d) $3.1681 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series C Preferred Stock, the “Series C Price”) for each outstanding share of Series C Preferred Stock, then held by them, (e) $11.0834 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series D Preferred Stock, the “Series D Price”) for each outstanding share of Series D Preferred Stock, then held by them, and (f) $28.9202 (as adjusted for stock splits, stock dividends, reclassification and the like with respect to the Series E Preferred Stock, the “Series E Price”) for each outstanding share of Series E Preferred Stock, then held by them, plus, in the case of each of (a), (b), (c), (d), (e) and (f), any declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds legally available for distribution to the Corporation’s stockholders shall be insufficient to permit the payment to such holders of Preferred Stock of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive under this Article IV(B)2(a) above.

(b) Remaining Assets. Upon the completion of the distribution required by Article IV(B)2(a) above, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, as defined below, each such holder of shares of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred

Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Restated Certificate, a “Liquidation Transaction” shall be deemed to occur upon: (I) sale, conveyance, exclusive license or other disposition of all or substantially all of the Corporation’s assets, property or business, including the exclusive license of all or substantially all of the Corporation’s intellectual property to a third party which constitutes an effective disposition of substantially all of the Corporation’s assets, (II) the consummation of (x) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this clause (II), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (y) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred, or (III) effect a liquidation, dissolution or winding up of the Corporation pursuant to the applicable provisions of Section 275 of the Delaware General Corporation Law; provided, however, that any transaction or series of transactions, in which the Corporation is the surviving corporation, consummated principally for bona tide equity financing purposes in which, in exchange for equity securities of the Corporation, cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof shall not be considered a Liquidation Transaction. Notwithstanding the foregoing, the treatment of any transaction as a Liquidation Transaction may be waived by the vote or written consent of the holders sufficient to waive the protective provisions and consent to the actions listed in Article IV(B)6 below.

(ii) Valuation of Consideration. In the event of a Liquidation Transaction, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as determined in good faith by the Board of Directors (including each of the Preferred Directors as defined below). Notwithstanding the foregoing, the methods for valuing non-cash consideration to be distributed in connection with a Liquidation Transaction shall, with the appropriate approval by the stockholders under the Delaware General Corporation Law of the definitive agreements governing such Liquidation Transaction and Article IV(B)6 below, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Transaction.

(e) Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon the satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consideration or consolidation for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV(B)2(a) above and Article IV(B)2(b) above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Article IV(B)2(a) above and Article IV(B)2(b) above after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article IV(B)2(e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

3. Redemption. The Preferred Stock is not mandatorily redeemable.

4. Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows:

(a) Right to Convert. Subject to Article IV(B)4(c) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) the Series Seed Price, in the case of the Series Seed Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate” with respect to the Series Seed Preferred Stock), (b) the Series A Price, in the case of the Series A Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate” with respect to the Series A Preferred Stock), (c) the Series B Price, in the case of the Series B Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate” with respect to the Series B Preferred Stock), (d) the Series C Price, in the case of the Series C Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate” with respect to the Series C Preferred Stock), (e) the Series D Price, in the case of the Series D Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate” with respect to the Series D Preferred Stock), and (f) the Series E Price, in the case of the Series E Preferred Stock, by the Conversion Price applicable to such shares (such quotient is referred to herein as the “Conversion Rate” with respect to the Series E Preferred Stock), and determined as hereafter provided, in effect on (i) the date the certificate is surrendered for conversion or (ii) in the case of uncertificated securities, the date the notice of conversion is received by the Corporation. The initial Conversion Price per share shall be (a) the Series Seed Price in the case of the Series Seed Preferred Stock, (b) the Series A Price in the case of the Series A Preferred Stock, (c) the Series B Price in the case of the Series B Preferred Stock, (d) the Series C Price in the case of the Series C Preferred Stock, (e) the Series D Price in the case of the Series D Preferred Stock, and (f) the Series E Price in the case of the Series E Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Article IV(B)4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into such number of shares of Common Stock equal to the Conversion Rate then in effect for such share immediately upon the earliest of (i) except as provided in Article IV(B)4(c) below, (x) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of not less than $50,000,000, net of underwriting discounts and commissions, or (y) the registration of the Corporation’s capital stock for resale under the Securities Act or the Securities Exchange Act of 1934, as amended, in connection with the initial listing of its Common Stock on a national securities exchange, provided that such initial listing does not involve an underwritten public offering of the Corporation’s capital stock (each a “Qualified IPO”), or (ii) the date, or upon the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (a “Conversion Election”); provided however, (a) any conversion of the Series B Preferred Stock pursuant to a Conversion Election shall require the additional vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class, (b) any conversion of the Series C Preferred Stock pursuant to a Conversion Election shall require the additional vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a separate class, (c) any conversion of the Series D Preferred Stock pursuant to a Conversion Election shall require the additional vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class, and (d) any conversion of the Series E Preferred Stock pursuant to a Conversion Election shall require the additional vote or written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued and, in the case of Preferred Stock represented by a certificate, the holder shall surrender the certificate or certificates therefor, duly endorsed (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates or, upon request in the case of uncertificated securities, a notice of issuance, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of certificates (or lost certificate affidavit and agreement), or in the case of uncertificated securities, on the date such notice of conversion is received by the Corporation, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date, and all rights with respect to such Preferred Stock converted will terminate at such time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time). If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock Below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series E Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Article IV(B)4(d)(i), unless otherwise provided in this Article IV(B)4(d)(i).

(A) Adjustment Formula. Whenever an applicable Conversion Price is adjusted pursuant to this Article IV(B)4(d)(i), the new Conversion Price for such series shall be the price, rounded down to the nearest one-hundredth of one cent, determined by multiplying the Conversion Price for such series then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include all Common Stock then outstanding, all Common Stock then issuable upon conversion of all then-outstanding convertible securities, and all Common Stock then issuable upon exercise of all exercisable securities (assuming full conversion).

(B) Definition of “Additional Stock”. For purposes of this Article IV(B)4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)4(d)(i)(E) below) by the Corporation after the Purchase Date, other than:

(1) Common Stock (or convertible securities therefor) issued or issuable to employees, consultants, officers, directors of the Corporation or other persons performing services for the Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors;

(2) securities issued or issuable to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, the terms of which are approved by the Board of Directors, including both of the Preferred Directors;

(3) securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of joint venture, technology licensing or development activities, acquisition or other strategic transaction that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors, including both of the Preferred Directors;

(4) Common Stock actually issued upon conversion of the Preferred Stock;

(5) securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Article IV(B)4(d)(ii) below;

(6) securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Purchase Date including, without limitation, warrants, notes or options; and

(7) securities issued or issuable in any other transaction for which exemption from these price-based antidilution provisions is approved before or after issuance of the securities by the affirmative vote or written consent of the holders sufficient to waive the protective provisions and consent to the actions listed in Article IV(B)6 below.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one-hundredth of one cent per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, exercisable or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) the following provisions shall apply for all purposes of this Article IV(B)4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments and without double counting for cancellation of indebtedness) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Article IV(B)4(d)(i)(D) above).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(B)4(d)(i)(D) above shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(B)4(d)(i)(E)(2) above or Article IV(B)4(d)(i)(E)(3) above.

(5) No further adjustment of the Conversion Price of any series of Preferred Stock, as adjusted upon the issuance of such Common Stock Equivalents, shall be made as a result of the actual issuance of Additional Stock or the exercise of any such rights or options or the conversion of any such Common Stock Equivalents.

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(B)4(d)(i), except to the limited extent provided for in Article IV(B)4(d)(i)(E)(2) above and Article IV(B)4(d)(i)(E)(3) above, no adjustment of a Conversion Price pursuant to this Article IV(B)4(d)(i) shall have the effect of increasing such Conversion Price above such Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Combinations. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, then, as of such record date (or the date of such split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the number of shares of Common Stock outstanding at any time after the filing date of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately proportionally increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(iii) Dividends. In the event the Corporation should at any time after the filing date of this Restated Certificate fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents (such Common Stock Equivalents, if any, “Additional Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Additional Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately proportionally decreased by multiplying the applicable Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and those issuable with respect to such Additional Common Stock Equivalents.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of a series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock or Common Stock Equivalents in a number equal to the number of shares of Common Stock or Common Stock Equivalents as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)4(d)(i) above or in Article IV(B)4(d)(ii) above, then, in each such case for the purpose of this Article IV(B)4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution (or the date of such distribution if no record date is fixed).

(f) Recapitalizations and Reclassifications. If at any time or from time to time there shall be a recapitalization or reclassification of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Article IV(B)2 above or this Article IV(B)4) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)4 with respect to the rights of the holders of such series of Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)4 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of such series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Notices as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued to a particular stockholder shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, upon demand by the stockholder otherwise entitled to such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of a series of Preferred Stock pursuant to this Article IV(B)4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such series of Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices Of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Article IV(B)4 to be given to the holders of shares of Preferred Stock shall be deemed given (x) five (5) days after being deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or (y) one (I) business day after being sent by overnight courier or delivered by electronic transmission to the holder of Preferred Stock using the contact information previously provided by such holder to the Corporation.

5. Voting Rights and Powers.

(a) General. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Preferred Stock shall be entitled to the same voting rights as the holders of the Common Stock and to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

(b) Election of Directors.

(i) As long as at least 6,750,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series A Preferred Stock are outstanding, at each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, the holders of a majority of such then-outstanding shares of Series A Preferred Stock, voting together as a separate series, shall be entitled to elect one (1) member of the Board of Directors (the “Series A Director”). As long as at least 3,945,670 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series B Preferred Stock are outstanding, at each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, the holders of a majority of such then-outstanding shares of Series B Preferred Stock, voting together as a separate series, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Director”, and together with the Series A Director, the “Preferred Directors”). The holders of a majority of the then-outstanding shares of Common Stock, voting together as a single class, shall be entitled to elect three (3) members of the Board of Directors (the “Common Directors”). The holders of (i) a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (ii) a majority of the then-outstanding shares of Common Stock, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors (the “At-Large Directors”).

(ii) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock as provided in (b) above, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(iii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

6. Protective Provisions. So long as at least 9,000,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation, reclassification, recapitalization or otherwise) do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(a) alter, waive or change the rights, preferences or privileges of the Preferred Stock;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Preferred Stock (or any series thereof);

(c) authorize, designate or issue, or obligate itself to authorize, designate or issue, whether by reclassification or otherwise, any new class or series of stock, or any other debt or equity security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the series of Preferred Stock authorized by this Restated Certificate, or increase the authorized or designated number of such new class or series;

(d) consent to, enter into an agreement to, consummate, or effect any Liquidation Transaction or sell a material portion of the Corporation’s assets;

(e) issue the securities of a subsidiary of the Corporation to a person other than the Corporation;

(f) amend, alter or repeal any provision of the Restated Certificate or Bylaws of the Corporation;

(g) increase or decrease the number of authorized members of the Board of Directors;

(h) redeem, repurchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any share or shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, consultants, officers or directors of the Corporation, or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal approved by the Board of Directors (including at least one of the Preferred Directors);

(i) declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock;

(j) create, authorize or issue any borrowings, loans, or guarantees in excess of $500,000, unless such creation, authorization or issuance is approved by the Board of Directors (including both of the Preferred Directors); or

(k) increase the number of shares reserved for issuance under the Corporation’s equity incentive plans or create any new equity incentive plan.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV(B)4 above hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Corporation shall take all such actions as are necessary to cause this Restated Certificate to be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock and the authorized shares of Preferred Stock.

8. Waiver of Rights. Except as otherwise set forth in this Restated Certificate, any of the rights, powers, preferences and other terms of a particular series of Preferred Stock set forth herein may be waived (either prospectively or retrospectively) on behalf of all holders of such series of Preferred Stock and with respect to all shares of such series of Preferred Stock by the approval (by vote or written consent, as provided by law) of the holders of a majority of the shares of such series of Preferred Stock then outstanding.

(D) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article IV(B)2 above.

3. Redemption. The Common Stock is not mandatorily redeemable.

4. Voting Rights and Powers. Each holder of Common Stock shall be entitled to the right to one vote per share of Common Stock, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(bX2) of the Delaware General Corporation Law.

ARTICLE V

Except as otherwise set forth herein, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

To the extent certain sections of the corporations code of any state set forth minimum requirements for this corporation’s retained earnings and/or assets that would otherwise be applicable to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, advisors, officers, directors or other service providers of this corporation or any of the Corporation’s subsidiaries at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal, where such agreements were authorized by the Board of Directors, such distributions may be made without regard to any “preferential dividends arrears amount,” “preferential rights amount,” or similar concept.

ARTICLE VIII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (A) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (B) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.”

ARTICLE XI

This Amended and Restated Certificate of Incorporation of this Corporation shall become effective as of 12:01 a.m. on November 1, 2020.

*     *     *

Executed at the location and on the date indicated below.

/s/ Paul Warenski
Paul Warenski, Secretary

City, State: San Francisco, California

Date: 10/28/2020

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HASHICORP, INC.

HashiCorp, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is HashiCorp, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 23, 2013.

2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228 and 242 of the Delaware General Corporation Law, and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as currently in effect, as set forth below.

3. Article Fourth, Part A of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 294,127,984 shares, each with a par value of $0.000015 per share. 200,000,000 shares shall be Common Stock, and 94,127,984 shares shall be Preferred Stock.”

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 14th day of June, 2021.

HASHICORP, INC.

By:	/s/ Paul Warenski
Paul Warenski
Secretary

SIGNATURE PAGE TO

THE CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HASHICORP, INC.